                                                       EXHIBIT 4.7


             AMENDED AND RESTATED GUARANTY AGREEMENT


          THIS AMENDED AND RESTATED GUARANTY AGREEMENT is entered into by ENSERCH EXPLORATION, INC., a Texas corporation ("EEX"), and MIStS Issuer L.L.C., a limited liability company formed under the laws of the State of Delaware ("MIStS Issuer"), as of September 29, 1997.

                             Recitals

          A. EEX executed a Guaranty Agreement dated August 4, 1995 in favor of MIStS Issuer, which was amended by (i) that certain First Omnibus Amendment to Demand Note and Guaranty Agreement dated as of October 31, 1996 by and among EEX Capital L.L.C. ("EEX LLC"), EEX and MIStS Issuer (the "First Amendment") and (ii) that certain Second Omnibus Amendment to Demand Note and Guaranty Agreement dated as of June 27, 1997, by and among EEX LLC, EEX and MIStS Issuer (the "Second Amendment" and, the Guaranty Agreement as amended by the First Amendment and the Second Amendment, the "Existing Guaranty"), with respect to a demand loan made by MIStS Issuer to EEX LLC in the original principal amount of $150,000,000 (the "Loan").

          B. The Loan is evidenced by that certain demand note dated August 4, 1995 made by EEX LLC to the order of MIStS Issuer in the original principal amount of $150,000,000, which was amended by the First Amendment and the Second Amendment (as so amended, the "Existing Demand Note").

          C.   On September 26, 1997, EEX LLC merged (the
"Merger") with and into Enserch Preferred Capital Inc., a
Delaware corporation which, as survivor of the Merger, changed its name to EEX Capital Inc. ("EEX Capital").

          D. On the date hereof, EEX Capital issued to UBS Securities LLC ("UBS") 75,000 Shares of its Class A Cumulative Perpetual Increasing Dividend Preferred Stock (the "Preferred Stock") for $75,000,000 in cash, and used such cash proceeds to make a $75,000,000 principal payment on the Existing Demand Note (the "Principal Payment"). Also on the date hereof, MIStS Issuer issued to UBS 75,000 shares of its Class A Cumulative Perpetual Increasing Dividend Preferred Securities (the "Preferred Interests" and, together with the Preferred Stock, the "Preferred Securities") for $75,000,000 in cash. MIStS Issuer used the proceeds of the Preferred Interests, together with the Principal Payment and certain other cash available to it to fully redeem its outstanding Minority Interest Structured Securities (the "Redemption").

          E. As a result of the Merger, the Principal Payment and the Redemption, (i) the Existing Demand Note has been replaced on the date hereof with a Subordinated Promissory Note made by EEX Capital, in its capacity as survivor by Merger to EEX LLC, in the face principal amount of $75,000,000 (the Existing Demand Note as so amended and as hereafter amended, extended, replaced, restated or otherwise modified from time to time, the "Subordinated Promissory Note") to re-evidence the Loan as reduced by the Principal Payment, (ii) MIStS Issuer has executed a Subordination Agreement dated as of September 29, 1997 in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time party to the EEX Credit Agreement referenced in the Subordinated Promissory Note (the "Subordination Agreement"), pursuant to which MIStS Issuer has subordinated its claims and rights under and in respect of the Subordinated Promissory Note and this Guaranty Agreement to the payment of the "Superior Indebtedness" as defined therein, and
(iii) EEX and MIStS Issuer wish to amend and restate the Existing Guaranty as hereinafter provided.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Existing Guaranty in its entirety as follows:

                            ARTICLE 1

                          General Terms

          Section 1.1  Terms Defined Above.  As used in this
Guaranty Agreement, the terms defined above, shall have the meanings indicated above.

          Section 1.2  Certain Definitions.  As used in this
Guaranty Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

          "Guaranty Agreement" shall mean this Amended and Restated Guaranty Agreement, including Schedule 1, Schedule 2.14 and Exhibit 1 attached hereto, as the same may from time to time be amended or supplemented.

          "Liabilities" shall mean (a) any and all indebtedness, obligations and liabilities of EEX Capital pursuant to the Subordinated Promissory Note, including without limitation, the unpaid principal of and interest on the Subordinated Promissory Note, including without limitation, interest accruing subsequent to the filing of a petition (whether or not an allowable claim) or other action concerning bankruptcy or other similar proceeding; and (b) all renewals, rearrangements, increases, extensions for any period, amendments or supplements in whole or in part of the Subordinated Promissory Note executed by EEX Capital or any documents evidencing the above.

          Section 1.3  Schedule 1.  Unless otherwise defined
herein, all terms beginning with a capital letter which are defined in the attached Schedule 1 shall have the same meanings herein as therein.

                            ARTICLE 2

                           The Guaranty

          Section 2.1 Liabilities Guaranteed. EEX hereby irrevocably and unconditionally guarantees the prompt payment of the Liabilities when due, whether at maturity or otherwise. EEX recognizes that the Subordinated Promissory Note may, subject to the terms of the Subordination Agreement, be demanded at any time, with or without cause, and agrees that the Liabilities will be due at the time of such demand. MIStS Issuer shall execute and deliver the Subordination Agreement and acknowledges that its rights to make demand on the Subordinated Promissory Note and this Guaranty Agreement are limited as set forth in such Subordination Agreement.

          Section 2.2 Nature of Guaranty. This Guaranty Agreement is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Liabilities or any extension of credit already or hereafter contracted by or extended to EEX Capital need be given to EEX. This Guaranty Agreement may not be revoked by EEX and shall continue to be effective with respect to debt under the Liabilities arising or created after any attempted revocation by EEX and shall remain in full force and effect until the Liabilities are indefeasibly paid in full, notwithstanding that from time to time prior thereto no Liabilities may be outstanding. EEX Capital and MIStS Issuer may modify, alter, rearrange, extend for any period and/or renew from time to time, the Liabilities, and MIStS Issuer may waive any Default or Events of Default without notice to EEX and in such event EEX will remain fully bound hereunder on the Liabilities. This Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Liabilities is rescinded or must otherwise be returned by MIStS Issuer upon the insolvency, bankruptcy or reorganization of EEX or otherwise, all as though such payment had not been made. This Guaranty Agreement may be enforced by MIStS Issuer and any subsequent holder of any of the Liabilities and shall not be discharged by the assignment or negotiation of all or part of the Liabilities. EEX hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, notice of intent to accelerate the maturity and notice of acceleration of the maturity and any other notice in connection with the Liabilities, and also notice of acceptance of this Guaranty Agreement, acceptance on the part of MIStS Issuer being conclusively presumed by MIStS Issuer's request for this Guaranty Agreement and delivery of the same to MIStS Issuer.

          Section 2.3 EEX's Waivers. EEX waives any right to require MIStS Issuer to (a) proceed against EEX Capital or any other Person liable on the Liabilities, (b) enforce any of its rights against any other guarantor of the Liabilities,
(c) proceed or enforce any of its rights against or exhaust any security given to secure the Liabilities, (d) have EEX Capital joined with EEX in any suit arising out of this Guaranty Agreement and/or the Liabilities, or (e) pursue any other remedy in MIStS Issuer's powers whatsoever. MIStS Issuer shall not be required to mitigate damages or take any action to reduce, collect or enforce the Liabilities. EEX waives any defense aris-ing by reason of any lack of authority or power, or other defense of EEX Capital or any other guarantor of the Liabilities, and shall remain liable hereon regardless of whether any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of MIStS Issuer under any of the Operative Documents shall be in the sole and absolute discretion of MIStS Issuer, and no delay by MIStS Issuer in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to EEX's liability under this Guaranty Agreement.

          Section 2.4 Maturity of Liabilities; Payment. EEX agrees that if the maturity of any of the Liabilities is demanded or accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty Agreement without demand or notice to EEX. EEX will, forthwith upon notice from MIStS Issuer, pay to MIStS Issuer the amount due and unpaid by EEX Capital and guaranteed hereby. The failure of the Placement Agent, as attorney-in-fact for MIStS Issuer, to give any such notice shall not in any way release EEX hereunder.

          Section 2.5 Issuer's Expenses. If EEX fails to pay the Liabilities after notice from MIStS Issuer, and if MIStS Issuer obtains the services of an attorney for collection of amounts owing by EEX hereunder, or obtaining advice of counsel in respect of any of its rights under this Guaranty Agreement, or if suit is filed to enforce this Guaranty Agreement, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by EEX hereunder, or if any amount owing by EEX hereunder is collected through such proceedings, EEX agrees to pay to MIStS Issuer MIStS Issuer's reasonable attorneys' fees.

          Section 2.6  Liability.  It is expressly agreed that
the liability of EEX for the payment of the Liabilities guaranteed hereby shall be primary and not secondary.

          Section 2.7 Events and Circumstances Not Reducing or Discharging EEX's Obligations. EEX hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that EEX's obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which EEX might otherwise have as a result of or in connection with any of the following:

          (a) Modifications, etc. Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Liabilities, or of the Subordinated Promissory Note or any instrument executed in connection therewith, or any contract or understanding between EEX Capital and MIStS Issuer or any other Person pertaining to the Liabilities;

          (b) Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by MIStS
Issuer to EEX Capital or EEX or any other Person liable on the Liabilities;

          (c) Condition of EEX Capital or EEX. The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, dissolution or lack of power of EEX Capital or EEX or any other Person at any time liable for the payment of all or part of the Liabilities; or any dissolution of EEX Capital or EEX, or any sale, lease or transfer of any or all of the assets of EEX Capital or EEX, or any changes in the shareholders, partners or members of EEX Capital or EEX; or any reorganization of EEX Capital or EEX;

          (d) Invalidity of Liabilities. The invalidity, illegality or unenforceability of all or any part of the Liabilities, or any document or agreement executed in connection with the Liabilities, for any reason whatsoever, including without limitation the fact that the Liabilities, or any part thereof, exceed the amount permitted by law, the act of creating the Liabilities or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Liabilities acted in excess of their authority, the Liabilities violate applicable usury laws, EEX Capital has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Liabilities wholly or partially uncollectible from EEX Capital, the creation, performance or repayment of the Liabilities (or the execution, delivery and performance of any document or instrument representing part of the Liabilities or executed in connection with the Liabilities, or given to secure the repayment of the Liabilities) is illegal, uncollectible, legally impossible or unenforceable, or the Subordinated Promissory Note or other documents or instruments pertaining to the Liabilities have been forged or otherwise are irregular or not genuine or authentic;

          (e) Release of Obligors. Any full or partial release of the liability of EEX Capital on the Liabilities or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Liabilities or any part thereof, it being recognized, acknowledged and agreed by EEX that EEX may be required to pay the Liabilities in full without assistance or support of any other Person, and EEX has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that other parties other than EEX Capital will be liable to perform the Liabilities, or MIStS Issuer will look to other parties to perform the Liabilities. Notwithstanding the foregoing, EEX does not hereby waive or release (expressly or impliedly) any rights of subrogation, reimbursement or contribution which it may have, after payment in full of the Liabilities, against others liable on the Liabilities; EEX's rights of subrogation and reimbursement are however, subordinate to the rights and claims of MIStS Issuer;

          (f) Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Liabilities;

          (g) Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Liabilities;

          (h) Care and Diligence. The failure of MIStS Issuer or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

          (i) Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Liabilities shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by EEX that EEX is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Liabilities. Notwithstanding the foregoing, EEX does not hereby waive or release (expressly or impliedly) any right to be subrogated to the rights of MIStS Issuer in any collateral or security for the Liabilities, after payment in full of the Liabilities; EEX's rights of subrogation are, however, subordinate to the rights, claims, liens and security interests of MIStS Issuer;

          (j)  Payments Rescinded.  Any payment by EEX Capital to
MIStS Issuer is held to constitute a preference under the bankruptcy laws, or for any reason MIStS Issuer is required to refund such payment or pay such amount to EEX Capital or someone else; or

          (k) Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Liabilities or the security and collateral therefor, whether or not such action or omission prejudices EEX or increases the likelihood that EEX will be required to pay the Liabilities pursuant to the terms hereof; it being the unambiguous and unequivocal intention of EEX that EEX shall be obligated to pay the Liabilities when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Liabilities.

                            ARTICLE 3

                  Representations and Warranties

     In order to induce MIStS Issuer to accept this Guaranty Agreement, EEX represents and warrants to MIStS Issuer (which representation and warranty will survive the creation of the Liabilities and any extension of credit thereunder) that:

          Section 3.1  By EEX.  EEX's guaranty pursuant to this
Guaranty Agreement reasonably may be expected to benefit, directly or indirectly, EEX.

          Section 3.2  No Representation by Issuer.  Neither
MIStS Issuer nor any other Person has made any representation, warranty or statement to EEX in order to induce EEX to execute this Guaranty Agreement.

          Section 3.3  Schedule 1.  The representations and
warranties of EEX contained in Schedule 1 are true and correct and are incorporated herein by reference.

                            ARTICLE 4

                            Covenants

          EEX covenants and agrees that until payment in full of all Liabilities, all interest thereon and all other amounts payable by EEX under this Guaranty Agreement, EEX will perform the affirmative covenants and the negative covenants set forth in Articles III and IV of Schedule 1 of this Guaranty Agreement and such covenants are incorporated herein by reference.


                            ARTICLE 5

                          Miscellaneous

          Section 5.1 Successors and Assigns. This Guaranty Agreement is and shall be, in every particular, available to the successors and assigns of MIStS Issuer and is and shall always be fully binding upon the legal representatives, heirs, successors and assigns of EEX, notwithstanding that some or all of the monies, the repayment of which this Guaranty Agreement applies, may be actually advanced after any bankruptcy, receivership, reorganization or other event affecting EEX. Following the occurrence and during the continuation of an Event of Default under the Subordinated Promissory Note, or the occurrence of any event specified in Section 8.1(b) of the Second Amended and Restated Limited Liability Company Agreement of MIStS Issuer dated as of September 29, 1997 or of Section 5(b) of the Certificate of Designations, the Placement Agent, acting on behalf of the Holders, shall be entitled, at its option, to direct the exercise of, or to exercise, all the rights, remedies, power and privileges conferred upon MIStS Issuer under this Guaranty Agreement (including, without limitation, the institution of any bankruptcy proceeding), to give or withhold all consents required to be obtained from MIStS Issuer hereunder, to give all notices on behalf of MIStS Issuer including demands for payment of the Liabilities and to receive all payments to be made to MIStS Issuer hereunder.

          Section 5.2 Notices. Any notice or demand to EEX under or in connection with this Guaranty Agreement may be given and shall conclusively be deemed and considered to have been given and received as set forth in the Subscription Agreement.

          Section 5.3 Amendments, Etc. Any provision of this Guaranty Agreement may be amended, modified or waived with EEX's and the Majority Holders' prior written consent; provided that
(i) no amendment, modification or waiver which extends the maturity of the Liabilities, forgives the principal amount of any Liabilities, affects this Section 5.3 or modifies the definition of "Majority Holders" or any provision which by its terms requires the consent or approval of all of the Holders shall be effective without consent of all Holders; and (ii) no amendment, modification or waiver which modifies the rights, duties or obligations of the Placement Agent, shall be effective without the consent of the Placement Agent.

          Section 5.4 Construction. This Guaranty Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the State of New York, other than the conflict of laws rules thereof.

          Section 5.5 Entire Agreement. This written Guaranty Agreement embodies the entire agreement and understanding between MIStS Issuer and EEX and supersedes all other agreements and understandings between such parties relating to the subject matter hereof.

          Section 5.6 Submission to Jurisdiction. Any legal action or proceeding with respect to this Guaranty Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty Agreement, EEX hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. EEX hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude MIStS Issuer or the Placement Agent from obtaining jurisdiction over EEX in any court otherwise having jurisdiction. Nothing herein shall affect the right of MIStS Issuer or the Placement Agent to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against EEX in any other jurisdiction. Each of EEX and MIStS Issuer hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Guaranty Agreement and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and acknowledges that it has been induced to enter into this Guaranty Agreement and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section.

          Section 5.7 Invalidity. In the event that any one or more of the provisions contained in this Guaranty Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty Agreement.



           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
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

     WITNESS THE EXECUTION HEREOF, as of the date first above written.


                                   ENSERCH EXPLORATION, INC.



                                   By: /s/ J. T. Leary
                                       ----------------------------
                                       J. T. Leary
                                       Vice President, Finance
                                       and Treasurer

Accepted and Agreed to as of the
date first above written:


MIStS ISSUER, L.L.C.

By:  EEX Capital Inc.

By:  /s/ J. T. Leary
    -------------------------
    Name: J. T. Leary
    Title:

                  LIST OF SCHEDULES AND EXHIBITS

Schedule 1     -    Definitions; Representations; Covenants

Schedule 2.14  -    Subsidiaries and Special Entities as of the
                    Closing Date; Locations of their Respective
                    Chief Executive Offices


Exhibit 1 -         Form of Compliance Certificate

                            SCHEDULE 1
                    To the Guaranty Agreement


                            ARTICLE I

                Definitions and Accounting Matters

          Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Guaranty Agreement in the singular to have the same meanings when used in the plural and vice versa):

          "Affiliate" shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than 50% of the outstanding capital stock or other equity interests having ordinary voting power.

          "Benefit Plan" shall mean any employee pension benefit plan, as defined in section 3(2) of ERISA (other than a Multiemployer Plan), which (a) is currently or hereafter sponsored, maintained or contributed to by EEX, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six preceding years, sponsored, maintained or contributed to by EEX, a Subsidiary or an ERISA Affiliate.

          "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in New
York, New York or Dallas, Texas.

          "Capital Lease Obligations" shall mean, as to EEX or any Subsidiary, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Guaranty Agreement, the amount of such obligations shall be the capitalized amount thereof.

          "Closing Date" shall mean September 29, 1997.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

          "Consolidated Subsidiaries" shall mean each Subsidiary (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of EEX in accordance with GAAP.

          "Debt" shall mean, for EEX or any Subsidiary the sum of the following (without duplication): (i) all obligations for borrowed money or evidenced by bonds, debentures, mandatorily redeemable preferred stock (including such stock of Affiliates) with maturities before the Revolving Credit Termination Date, notes or other similar instruments (excluding interest, fees and charges); (ii) all obligations in respect of bankers' acceptances, unreimbursed drawings on letters of credit, surety or other bonds; (iii) all Capital Lease Obligations; (iv) all Operating Lease Obligations; (v) all financial guaranties in respect of Debt of unconsolidated Affiliates and unrelated Persons; (vi) all obligations secured by a Lien on any asset, whether or not such Debt is assumed, but excluding obligations secured by Liens permitted by Sections 4.02(c), (e), (f), (h),
(i), (j), (k) and (l); (vii) all production payments in connection with oil and gas properties; and (viii) all Debt of Special Entities to the extent EEX or any Subsidiary is liable for such Debt under GAAP or such Debt is reflected on the consolidated balance sheet of EEX or any Subsidiary. "Debt" shall not include "Permitted Subordinated Debt" as such term is defined in the EEX Credit Agreement.

          "Debt to EEX Capital Ratio" shall have the meaning assigned such term in Section 4.01.

          "Default" shall have the meaning assigned such term in the Subordinated Promissory Note.

          "Dollars" and "$" shall mean lawful money of the United
States of America.

          "EEX Credit Agreement" shall have the meaning assigned such term in the Subordinated Promissory Note.

          "Environmental Laws" shall mean any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which EEX or any Subsidiary is conducting or at any time has conducted business, or where any Property of EEX or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990, as amended, ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of EEX or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

          "ERISA"  shall mean the Employee Retirement Income
Security Act of 1974, as amended, and any successor statute.

          "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with EEX or a Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c),
(m) or (o) of section 414 of the Code.

          "ERISA Event" shall mean (i) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC), (ii) the withdrawal of EEX, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or (vi) the partial or complete withdrawal of EEX, a Subsidiary or any ERISA Affiliate from a Multiemployer Plan.

          "Event of Default" shall have the meaning assigned such term in Section 5.01 of the Subordinated Promissory Note.

          "Financial Statements" shall mean the financial statement or statements of EEX and its Consolidated Subsidiaries described or referred to in Section 2.02.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

          "Guarantors" shall mean EEX and the Subsidiary
Guarantors.

          "Guaranty Agreements" shall mean this Guaranty
Agreement and the Subsidiary Guaranty Agreements.

          "Hedging Agreement" shall mean any commodity, interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement or other exchange or rate protection agreements or any option with respect to any such transaction.

          "Holder" means the record holder of one or more (i) shares of Preferred Stock, as shown on the books and records of EEX Capital, or (ii) Preferred Interests, as shown on the books and records of MIStS Issuer.

          "Indebtedness" shall mean any and all amounts owing or to be owing by EEX in connection with this Guaranty Agreement and all renewals, extensions and/or rearrangements of any of the above.

          "Lien" shall mean, with respect to any Person, any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Properties. For the purposes of this Guaranty Agreement, EEX or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

          "Majority Holders" shall mean the Holders of a majority of the Preferred Securities, considered as if they were a single class.

          "Material Adverse Effect" shall mean any material and adverse change in the financial condition, business or results of operations of EEX and its Subsidiaries taken as a whole which makes them unable to perform their obligations under the Operative Documents.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA which is, or within the six preceding years was, contributed to by EEX, a Subsidiary or an ERISA Affiliate.

          "Net Worth" shall mean, as at any date, the sum of the following for EEX and its Consolidated Subsidiaries determined
(without duplication) in accordance with GAAP:

          (i) the amount of preferred stock (excluding mandatorily redeemable preferred stock) and common stock at par plus the amount of paid in capital of EEX, plus

          (ii) the amount of retained earnings (or, in the case of a retained earnings deficit, minus the amount of such deficit), minus

          (iii)     the cost of treasury shares, minus

          (iv) unamortized restricted stock compensation, plus

          (v)  foreign currency translation adjustment gains
          (or minus losses), plus

          (vi) any other additions (or minus any other deductions) to the net worth of EEX required by GAAP.

          "Operating Lease Obligations" shall mean, as to EEX or any Subsidiary, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are not required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person and, for purposes of this Guaranty Agreement, the amount of such obligations shall be the discounted present value of the lease payments, discounted in the same manner a capital lease would be discounted according to GAAP.

          "Operative Documents" shall have the meaning specified in the Subordinated Promissory Note.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation, or any successor thereto.

          "Permitted Subordinated Debt" shall mean Debt of EEX or a Subsidiary owing to EEX or another Subsidiary subordinated to the Indebtedness on terms substantially similar to the terms set forth in Exhibit M to the EEX Credit Agreement on terms and pursuant to documentation acceptable to the requisite parties thereunder.

          "Person" shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

          "Placement Agent" shall mean UBS Securities LLC, in its capacity as placement agent for the Holders.

          "Plan" shall mean each Benefit Plan and Multiemployer
Plan.

          "Prohibited Debt" shall mean, for MIStS Issuer, the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, which are substantially equal to at least eighty percent (80%) of the purchase price of the Property subject to such lease plus interest as an imputed rate of interest; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;
(vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (x) obligations to deliver goods or services in consideration of advance payments.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Responsible Officer" shall mean, as to EEX or any Subsidiary, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term "Responsible Officer" shall include the Vice President - Finance, the Chief Financial Officer, Controller, Treasurer or Treasury Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of EEX.

          "SEC" shall mean the Securities and Exchange Commission or any successor Governmental Authority.

          "Special Entity" shall mean any joint venture, limited liability company, general or limited partnership or any other type of partnership or company in which EEX or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns at least a majority of the equity of such entity.

          "Subsidiary" shall have the meaning assigned to such term in the Certificate of Designations.

          "Subsidiary Guarantor" shall mean any Subsidiary or Special Entity that has executed a Subsidiary Guaranty Agreement.

          "Subsidiary Guaranty Agreement" shall mean any Guaranty
Agreement executed by a Subsidiary or a Special Entity as required by Section 3.08 as such agreement may be amended, supplemented or restated from time to time.

          "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

          Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Placement Agent or the Holders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of EEX referred to in Section 2.02 (except for changes concurred with by EEX's independent public accountants).


                            ARTICLE II

                  Representations and Warranties

     EEX represents and warrants to MIStS Issuer, the Placement
Agent and the Holders that:

          Section 2.01 Existence. Each of EEX, each Subsidiary Guarantor, EEX Capital and MIStS Issuer: (i) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

          Section 2.02 Financial Condition. The audited balance sheet of EEX as at December 31, 1996 and the related statements of operations, cash flows and changes in partners' capital and common shareholders' equity of EEX and its predecessor for each of the three years in the period ended on said date, with the opinion thereon of Deloitte & Touche LLP and the unaudited interim financial statements of EEX at June 30, 1997 heretofore furnished to each of the Holders, are complete and correct and fairly present the financial condition of EEX as at said date and the results of operations and cash flows of EEX and its predecessor for the stated periods then ended, all in accordance with GAAP, subject, in the case of the interim financial statements, to normal year-end adjustments. Neither EEX, any Subsidiary, EEX Capital nor MIStS Issuer has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements. Since June 30, 1997 to the Closing Date, there has been no change or event having a Material Adverse Effect. Since the date of the Financial Statements to the Closing Date, neither the business nor the Properties of EEX or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

          Section 2.03 Litigation. As of the Closing Date, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of EEX threatened against or affecting EEX, any Subsidiary, EEX Capital or MIStS Issuer which involves the possibility of any judgment or liability against EEX, any Subsidiary, EEX Capital or MIStS Issuer not fully covered by insurance (except for normal deductibles), and which would have a Material Adverse Effect.

          Section 2.04 No Breach. Neither the execution and delivery of the Operative Documents to which EEX, any Subsidiary, EEX Capital or MIStS Issuer is a party, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws or other organizational documents of EEX, any Subsidiary, EEX Capital or MIStS Issuer or any Governmental Requirement or any agreement or instrument for borrowed money to which any of the foregoing is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of EEX, any Subsidiary, EEX Capital or MIStS Issuer pursuant to the terms of any such agreement or instrument.

          Section 2.05 Authority. EEX, EEX Capital, MIStS Issuer and each Subsidiary have all necessary power and authority to execute, deliver and perform its obligations under the Operative Documents to which it is a party; and the execution, delivery and performance by any of the foregoing of the Operative Documents to which it is a party, have been duly authorized by all necessary corporate or member action on its part; and the Operative Documents constitute the legal, valid and binding obligations of EEX, each Subsidiary, EEX Capital and MIStS Issuer, enforceable in accordance with their terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally.

          Section 2.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by EEX, any Subsidiary, EEX Capital or MIStS Issuer of the Operative Documents or for the validity or enforce-ability thereof.

          Section 2.07 Use of Proceeds. The proceeds of the Preferred Interests shall be used by EEX Capital to repay $75,000,000 of the Existing Demand Note. Such repayment, and the proceeds of the Preferred Interests, shall be used by MIStS Issuer to redeem all $150,000,000 of its Minority Interest Structured Securities outstanding on the Closing Date. None of EEX, EEX Capital nor MIStS Issuer is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation G, U or X of the Board of Governors of the Federal Reserve System). Following application of the proceeds of the Preferred Securities, not more than 25 percent of the value of the assets (of EEX and its Subsidiaries on a consolidated basis), which are subject to any arrangement with MIStS Issuer (herein or otherwise) whereby EEX's or any Subsidiary's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, will be margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

          Section 2.08 ERISA. As of the Closing Date, except as would not have a Material Adverse Effect:

          (a) EEX, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

          (b) No act, omission or transaction has occurred which could result in imposition on EEX, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

          (c) No liability to the PBGC (other than for the payment of current premiums which are not past due) by EEX, any Subsidiary or any ERISA Affiliate has been or is expected by EEX, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred which could result in a liability of EEX, any Subsidiary or any ERISA Affiliate.

          (d) Full payment when due has been made of all amounts which EEX, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Benefit Plan.

          (e) The actuarial present value of the benefit liabilities under each Benefit Plan which is subject to Title IV of ERISA does not, as of the end of EEX's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Benefit Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

          (f)  Neither EEX, the Subsidiaries nor any ERISA
Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, within the meaning of Title IV of ERISA.

          (g)  Neither EEX, the Subsidiaries nor any ERISA
Affiliate is required to provide security under section
401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

          Section 2.09 Taxes. Each of EEX, its Subsidiaries, EEX Capital and MIStS Issuer has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by EEX or any Subsidiary or EEX Capital or MIStS Issuer except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of EEX and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of EEX, adequate. No tax lien has been filed and, to the knowledge of EEX, no claim is being asserted with respect to any such tax, fee or other charge.

          Section 2.10  Titles, etc.  To the best of EEX's
knowledge:

          (a) Each of EEX and the Subsidiary Guarantors has good and defensible title to its material (individually or in the aggregate) Properties in all material respects, free and clear of all Liens except Liens permitted by Section 4.02.

          (b) All leases and agreements necessary for the conduct of the business of EEX and the Subsidiary Guarantors are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of EEX and the Subsidiary Guarantors.

          (c) The rights, properties and other assets presently owned, leased or licensed by EEX and the Subsidiary Guarantors including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit EEX and the Subsidiary Guarantors to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

          Section 2.11  No Material Misstatements.  No
information, exhibit or report furnished to the Placement Agent or any Holder by or on behalf of EEX, any Subsidiary, EEX Capital or MIStS Issuer in connection with the negotiation and administration of this Guaranty Agreement contains any material misstatement of fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

          Section 2.12  Investment Company Act.  Neither EEX, any
Subsidiary, EEX Capital nor MIStS Issuer is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          Section 2.13 Public Utility Holding Company Act. Neither EEX, any Subsidiary, EEX Capital nor MIStS Issuer is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "sub-sidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 2.14 Subsidiaries and Partnerships. On the Closing Date, except as set forth on Schedule 2.14, EEX has no Subsidiaries and neither EEX nor any Subsidiary has any interest in any general or limited partnerships, but excluding solely tax partnerships and oil and gas joint ventures under joint operating agreements.

          Section 2.15 Location of Chief Executive Offices. On the Closing Date, EEX's chief executive offices are located at the address stated on the signature page of this Guaranty Agreement. On the Closing Date, the chief executive office of each Subsidiary is located at the addresses stated on Schedule 2.14.

          Section 2.16 Defaults. As of the Closing Date, neither EEX, any Subsidiary, EEX Capital nor MIStS Issuer is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any agreement or instrument for borrowed money to which any of the foregoing is a party or by which it is bound. No Default has occurred and is continuing.

          Section 2.17  Environmental Matters.  As of the Closing
Date except as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

          (a) Neither any Property of EEX or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

          (b) Without limitation of clause (a) above, no Property of EEX or any Subsidiary nor the operations currently conducted thereon or, to the best knowledge of EEX, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

          (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of EEX and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and EEX and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

          (d) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of EEX or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of EEX, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

          (e) EEX has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of EEX or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

          (f) To the extent applicable, all Property of EEX and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Guaranty Agreement, and EEX does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Guaranty Agreement; and

          (g) Neither EEX nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

          Section 2.18 Compliance with Laws. As of the Closing Date, neither EEX, any Subsidiary, EEX Capital nor MIStS Issuer has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

          Section 2.19  Subordination.  The Liabilities and the
obligations of EEX under this Guaranty Agreement are subordinated to the "Superior Indebtedness" under and as defined in the Subordination Agreement.


                           ARTICLE III

                      Affirmative Covenants

     EEX covenants and agrees that, until payment in full of all Liabilities, all interest thereon and all other amounts payable by EEX under this Guaranty Agreement:

          Section 3.01 Financial Statements. EEX shall deliver, or shall cause to be delivered, to the Placement Agent with sufficient copies of each for the Holders:

          (a) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of EEX, (i) EEX's Form 10-K filed with the SEC or (ii) the audited consolidated statements of income, shareholders' equity, and cash flows of EEX and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheet of EEX and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures as of the end of and for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing acceptable to the Placement Agent which opinion shall state that said financial statements fairly present the consolidated financial condition, results of operations and cash flows of EEX and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

          (b)  As soon as available and in any event within sixty
(60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of EEX, (i) EEX's Form 10-Q filed with the SEC or (ii) unaudited consolidated statements of income, shareholders' equity, and cash flows of EEX and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition, results of operations and cash flows of EEX and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments).

          (c) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of each of EEX Capital and MIStS Issuer, the unaudited statements of income, shareholders' equity, and cash flows for such fiscal year, and the related balance sheet of the each of EEX Capital and MIStS Issuer as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures as of the end of and for the preceding fiscal year, and accompanied by the related Certificate of a Responsible Officer which certificate shall state that said financial statements fairly present the consolidated financial condition, results of operations and cash flows of EEX Capital or MIStS Issuer, as the case may be, at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles as are disclosed therein. If either EEX Capital or MIStS Issuer ever has audited financial statements, EEX will cause such audited financial statements to be delivered to the Placement Agent promptly upon their becoming available.

          (d) Promptly after a Responsible Officer of EEX knows that any Default has occurred, a notice of such Default, describing the same in reasonable detail and the action EEX proposes to take with respect thereto.

          (e) Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by EEX to stockholders generally and each regular or periodic report and any registration statement or prospectus in respect thereof filed by EEX with or received by EEX in connection therewith from any securities exchange or the SEC or any successor agency, including without limitation, Form 10-K's and Form 10-Q's.

EEX will furnish to the Placement Agent, with sufficient copies for the Holders, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit 1 to this Guaranty Agreement executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), (ii) setting forth in reasonable detail the computations necessary to determine whether EEX is in compliance with Section 4.01 as of the end of the respective fiscal quarter or fiscal year and (iii) certifying that EEX is in compliance with Section 3.08 or will be in compliance within the next 30 days and listing the Subsidiaries and Special Entities, if any, that will be executing Guaranty Agreements.

          Section 3.02 Litigation. Contemporaneously with any securities law disclosure of same, EEX shall give to the Placement Agent, with sufficient copies for the Holders, notice of all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting EEX, any Subsidiary, EEX Capital or MIStS Issuer except proceedings which, if adversely determined, would not have a Material Adverse Effect.

          Section 3.03  Maintenance, Etc.

          (a) EEX shall, and shall cause each Subsidiary Guarantor to, preserve and maintain EEX's corporate existence, the limited liability company existence and single purpose status of EEX Capital and MIStS Issuer, and all of the respective material rights, privileges and franchises of EEX, EEX Capital and MIStS Issuer; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; during the continuance of an Event of Default and upon reasonable notice, permit representatives of the Placement Agent, during normal business hours, to examine its books and records, to inspect its Properties, and to discuss its business and affairs with its financial officers, all to the extent reasonably requested by the Placement Agent and to the extent requested by the Placement Agent, copy and make extracts of its books and records; and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, pollution liability insurance to the extent reasonably available.

          (b) Contemporaneously with the delivery of the financial statements required by Section 3.01(a) to be delivered for each year, EEX will furnish or cause to be furnished to the Placement Agent a certificate of insurance coverage from insurers in substantially the form provided at the closing of this Guaranty Agreement and, if requested, will furnish the Placement Agent copies of the applicable policies.

          Section 3.04  Environmental Matters.

          (a) EEX will, and will cause each Subsidiary to, establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of EEX and its Subsidiaries and the operations conducted thereon and other activities of EEX and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

          (b) EEX will promptly notify the Placement Agent and the Holders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which EEX has knowledge in connection with any Environmental Laws which may have a Material Adverse Effect.

          Section 3.05 Further Assurances. EEX will, and will cause each Subsidiary, EEX Capital and MIStS Issuer to, cure promptly any defects in the creation and issuance of the Subordinated Promissory Note, the Preferred Securities and the execution and delivery of the other Operative Documents. EEX at its expense will and will cause each Subsidiary, EEX Capital and MIStS Issuer to promptly execute and deliver to the Placement Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of EEX, any Subsidiary, EEX Capital or MIStS Issuer, as the case may be, in the other Operative Documents and this Guaranty Agreement, or to correct any omissions in the Operative Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

          Section 3.06 ERISA Information and Compliance. EEX will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Placement Agent (i) immediately upon becoming aware of the occurrence of any ERISA Event which could result in a liability of EEX, any Subsidiary or any ERISA Affiliate having a Material Adverse Effect (individually or in the aggregate with respect to all ERISA Events), a written notice signed by the President or the principal financial officer of EEX, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action EEX, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (ii) promptly after request by the Placement Agent, a true and correct copy of each actuarial report for any Plan and each annual report for any Multiemployer Plan, (iii) immediately upon receipt of a notice from a Multiemployer Plan regarding the imposition of Withdrawal Liability having a Material Adverse Effect, a true and complete copy of such notice, (iv) immediately upon becoming aware that a Multiemployer Plan has been terminated, that the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or that the PBGC has instituted or intends to institute proceedings under section 4042 of ERISA to terminate a Multiemployer Plan which occurrence would have a Material Adverse Effect, a written notice signed by the President or the principal financial officer of EEX, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature of such occurrence and any other information relating thereto requested by the Placement Agent, and (v) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Benefit Plan which occurrence would have a Material Adverse Effect.

          Section 3.07 Lease Payments. EEX, at its option, may cause its obligations to Enserch Exploration Holdings, Inc. to be subordinated to the Indebtedness on terms substantially similar to the terms set forth on Exhibit M to the EEX Credit Agreement or on terms and subject to documentation satisfactory to the Administrative Agent.

          Section 3.08 Subsidiary Guaranty Agreements. EEX will cause each of its Subsidiaries and Special Entities to execute a Subsidiary Guaranty Agreement, except for such Subsidiaries and Special Entities that in the aggregate do not have assets at book value in excess of 25% of the total consolidated assets at book value of EEX. EEX shall have 30 days from the date of delivery of each Compliance Certificate to comply with this covenant. At the time that a Subsidiary or Special Entity executes and delivers a Subsidiary Guaranty Agreement to the Placement Agent it shall also deliver to the Placement Agent the following in form and substance acceptable to the Placement Agent:

          (a) A certificate of the Secretary or an Assistant Secretary of each Subsidiary Guarantor setting forth (i) resolutions of its board of directors or appropriate Persons with respect to the authorization of such Subsidiary Guarantor to execute and deliver the Operative Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Subsidiary Guarantor (y) who are authorized to sign the Loan Documents to which such Subsidiary Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Guaranty Agreement and the transactions contemplated hereby,
(iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws or appropriate document of governance of such Subsidiary Guarantor, certified as being true and complete. MIStS Issuer, the Placement Agent and the Holders may conclusively rely on such certificate until they receive notice in writing from EEX to the contrary.

          (b) An opinion of counsel to the Subsidiary Guarantor, substantially in the form of Exhibit N to the EEX Credit
Agreement.


                            ARTICLE IV

                        Negative Covenants

     EEX covenants and agrees that, until payment in full of the Liabilities and all interest thereon, without the prior written consent of the Majority Holders:

          Section 4.01 Debt to EEX Capital Ratio. EEX will not permit its ratio ("Debt to EEX Capital Ratio") expressed as a percentage of (i) Debt of EEX and its Consolidated Subsidiaries on a consolidated basis ("Consolidated Debt") to (ii) the sum of Consolidated Debt plus Net Worth to exceed 60% at any time; provided that in no event will Consolidated Debt ever exceed $1,000,000,000."

          Section 4.02 Liens. Except as expressly permitted in this Section 4.02, EEX will not at any time, directly or indirectly, create, assume or suffer to exist, and will not cause, suffer or permit any Subsidiary Guarantor as long as it remains a Subsidiary Guarantor, directly or indirectly, to create, assume or suffer to exist, except in favor of EEX, any Lien upon any of its Properties (now owned or hereafter acquired), without making effective provision (and EEX covenants that in any such case it will make or cause to be made effective provision) whereby the Indebtedness and any other Debt of EEX or any Subsidiary Guarantor then entitled thereto shall be secured by such Lien equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any such other obligations or indebtedness shall be so secured. Nothing in this Guaranty Agreement shall be construed to prevent EEX or any Subsidiary Guarantor without so securing the amounts outstanding hereunder, from creating, assuming or suffering to exist the following Liens, to which the provisions of this paragraph shall not be applicable:

          (a) Liens upon any Property presently owned or hereafter acquired, created at the time of acquisition to secure a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by EEX or one of its Subsidiary Guarantors, provided that every such Lien shall apply only to the Property so acquired and fixed improvements thereon;

          (b) any extension, renewal or refunding of any Lien permitted by Section 4.02(a), if limited to the same Property subject to, and securing not more than the amount secured by, the Lien extended, renewed or refunded;

          (c) the pledge of current assets in the ordinary course of business, to secure current liabilities;

          (d) Liens upon (i) Property, to secure obligations to pay all or a part of the purchase price of such Property only out of or measured by the production, or the proceeds of such production, from such Property of oil or gas or products or by-products thereof, or (ii) the production from Property of oil or gas or products or by-products thereof, or the proceeds of such production, to secure obligations to pay all or a part of the expenses of exploration, drilling or development of such Property only out of such production or the proceeds of such production;

          (e) mechanics' or materialmen's liens, good faith deposits in connection with tenders, leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of taxes or assessments or similar charges, Liens given in connection with bid or completion bonds; provided that such obligations secured are not yet due or are being contested in good faith by appropriate action and against which an adequate reserve has been established;

          (f) any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation for any purposes at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable EEX or a Subsidiary to maintain self-insurance or to participate in any funds established to cover any insurance risks or in connection with workmen's compensation, unemployment insurance, old age pensions or other social security, or to share in the privileges or benefits required for companies participating in such arrangements; provided that such obligations secured are not yet due or are being contested in good faith by appropriate action and against which an adequate reserve has been established;

          (g) the pledge or assignment of accounts receivable, including customers' installment paper, to banks or others made in the ordinary course of business (including to or by a Subsidiary which is principally engaged in the business of financing the business of EEX and its Subsidiaries);

          (h) the Liens of taxes or assessments for the then current year or not at the time due, or the Liens of taxes or assessments already due but the validity of which is being contested in good faith by appropriate action and against which an adequate reserve has been established;

          (i)  any judgment or Lien against EEX or a Subsidiary
Guarantor, so long as the finality of such judgment is being contested in good faith by appropriate action and the execution thereon is stayed;

          (j) assessments or similar encumbrances, the existence of which does not impair the value or the use of the Property subject thereto for the purposes for which it was acquired;

          (k) landlords' liens on fixtures and movable Property located on premises leased by EEX or a Subsidiary Guarantor in the ordinary course of business so long as the rent secured thereby is not in default;

          (l) Liens on the assets of any limited liability company organized under a limited liability company act of any state in which a limited liability company is treated as a partnership for federal income tax purposes; provided that neither EEX nor any Subsidiary Guarantor is liable for the Debt of such limited liability company; and

          (m) other Liens on any Properties of EEX or any Subsidiary with an aggregate value not exceeding 1% of the book value of the total assets of EEX on a consolidated basis.

          Section 4.03  Investments, Loans and Advances.  Neither
EEX nor any of its Subsidiaries will make any loan or advance to any Person except as expressly permitted by the Operative
Documents.

          Section 4.04 Dividends, Distributions and Redemptions. EEX will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders after the occurrence and during the continuance of an Event of Default.

          Section 4.05  Nature of Business.  EEX will not allow
any material change to be made in the character of its business as an independent oil and gas exploration and production company.

          Section 4.06 Mergers, Etc. Neither EEX nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person ("Disposition") unless (i) no Default exists or would result from such merger or Disposition and (ii) for any merger of which EEX is the survivor, or for any merger or Disposition, if the surviving Person or acquiring Person is not EEX, such surviving Person or acquiring Person assumes the Indebtedness and all other obligations of EEX under the Loan Documents and the Operative Documents and is approved by the Majority Holders; provided that MIStS Issuer may merge with and into EEX Capital.

          Section 4.07 Proceeds. EEX will not permit the proceeds of the Preferred Securities to be used for any purpose other than those permitted by Section 2.07. Neither EEX nor any Person acting on behalf of EEX has taken or will take any action which might cause any of the Operative Documents to violate Regulation G, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, as amended, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.

          Section 4.08  ERISA Compliance.  EEX and the
Subsidiaries will not at any time:

          (a) Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which EEX, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

          (b) Terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan in a manner, or take any other action with respect to any Benefit Plan, which could result in any liability of EEX, a Subsidiary or any ERISA Affiliate to the PBGC;

          (c) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, EEX, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

          (d) Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Benefit Plan;

          (e) Permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Benefit Plan maintained by EEX, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Benefit Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA;

          (f) Incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 4062, 4063, or 4064 of ERISA;

          (g) Amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that EEX, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or

          (h) Incur or permit Withdrawal Liability and liability in connection with a reorganization or termination of a Multiemployer Plan of EEX, the Subsidiaries and the ERISA
Affiliates;

provided, however, that the transactions, events and occurrences described in this Section 4.08 shall be permitted so long as such transactions, events and occurrences (individually and in the aggregate) will not result in a Material Adverse Effect.

          Section 4.09 Environmental Matters. Neither EEX nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

          Section 4.10 Transactions with Affiliates. Neither EEX nor any Subsidiary Guarantor will enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of Property including the purchase or sale of oil and gas properties and hydrocarbons or the rendering of any service, with any Affiliate unless such transactions are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a compara-ble arm's length transaction with a Person not an Affiliate.

          Section 4.11 Restrictive Dividend Agreements. Neither EEX nor any Subsidiary Guarantor will create, incur, assume or suffer to exist any financing agreement (other than this Guaranty Agreement and the other Operative Documents) which in any way restricts any Subsidiary Guarantor from paying dividends to EEX.

          Section 4.12  MIStS Issuer.  EEX will not allow MIStS
Issuer to engage in any activity prohibited by Section 4.03 of the Subordinated Promissory Note.

                          SCHEDULE 2.14
                    To the Guaranty Agreement

    SUBSIDIARIES AND SPECIAL ENTITIES AS OF THE CLOSING DATE;
      LOCATIONS OF THEIR RESPECTIVE CHIEF EXECUTIVE OFFICES


                     [to be provided by EEX]

                            EXHIBIT 1
                    To the Guaranty Agreement

                  FORM OF COMPLIANCE CERTIFICATE

          The undersigned hereby certifies that he is the _________________ of ENSERCH EXPLORATION, INC., a Texas corporation ("EEX"), and that as such, he is a Responsible Officer authorized to execute this certificate on behalf of EEX. With reference to the Amended and Restated Guaranty Agreement dated as of September 29, 1997 (together with all permitted amendments or supplements thereto being the "Guaranty Agreement") between EEX and MIStS Issuer L.L.C., the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Guaranty Agreement unless otherwise specified):

          (a) The representations and warranties of EEX contained in Article II of the Guaranty Agreement and in the other Operative Documents and otherwise made in writing by or on behalf of EEX pursuant to the Guaranty Agreement or other Operative Documents were true and correct when made, are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Holders have expressly consent in writing to the contrary.

          (b) Each of EEX, EEX Capital and MIStS Issuer has performed and complied with all agreements and conditions contained in the Guaranty Agreement and in the other Operative Documents required to be performed or complied with by it prior to or at the time of delivery hereof.

          (c)  Attached hereto are the detailed computations
     necessary to determine whether EEX is in compliance
     with Section 4.01 of Schedule 1 to the Guaranty
     Agreement as of the end of the fiscal quarter ending
     ________________.

          (d)  EEX is in compliance with Section 3.08 of
     Schedule 1 to the guaranty Agreement. [The following is a list of the Subsidiaries and Special Entities that must execute a Subsidiary Guarantee Agreement within the next 30 days pursuant to Section 3.08 of Schedule 1 to the Guaranty Agreement: ___________________]

EXECUTED AND DELIVERED THIS ____ day of _______________, _______.

                                   ENSERCH EXPLORATION, INC.



                                   By:

                                        Name:
                                        Title: